SUB-ITEM 77 C:  Submission of matters to a vote of security holders

A Special Meeting of Shareholders of Golden Oak(r) Family of Funds was held on August 21, 2002 . The following items, which are required to be reported under this SUB-ITEM 77C, were voted on at the meeting:

1. To approve or disapprove a proposed Agreement and Plan of Reorganization between The Arbor Fund, on behalf of Golden Oak Growth Portfolio, Golden Oak Value Portfolio, Golden Oak Small Cap Value Portfolio, Golden Oak International Equity Portfolio, Golden Oak Intermediate-Term Income Portfolio, Golden Oak Michigan Tax Free Bond Portfolio and Golden Oak Prime Obligation Money Market Portfolio (each a "Selling Fund" and collectively the "Selling Funds"), and the Golden Oak(r) Family of Funds on behalf of its corresponding series, whereby the Golden Oak(r) Family of Funds, would acquire all of the assets of the corresponding Selling Fund in exchange for Class A Shares and Institutional Shares, respectively, of such series of Golden Oak(r) Family of Funds to be distributed pro rata by the Golden Oak(r) Family of Funds to the shareholders of its series of portfolios in complete liquidation and termination of the Selling Funds.

	Shares voted affirmatively
...................................165,823,704
	Shares voted negatively
........................................449,774
	Shares abstaining
...................................................224,096





The Definitive Proxy Statement for this Special Meeting was filed with the Securities and Exchange Commission on July 12, 2002, and is incorporated by reference. (File No. 811-21118)